EXHIBIT 99.1

JOINT FILING AGREEMENT
 Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby consent to the joint filing on their behalf of a single Schedule 13D and any amendments thereto, with respect to the beneficial ownership by each of the undersigned of shares of the common stock of Marathon Patent Group, Inc., a Nevada corporation. The undersigned hereby further agree that this statement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.
Dated: November 6, 2020

LUCKY LIEFERN LLC

By:	Paul Prager, its Managing Member

/s/ Paul Prager
Name: Paul Prager
Title: Managing Member

PAUL PRAGER

/s/ Paul Prager
Name: Paul Prager